Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-261318

Prospectus Supplement No. 1

(To Prospectus dated March 31, 2022)

GINKGO BIOWORKS HOLDINGS, INC.

Prospectus for 84,346,092 Shares of Class A Common Stock, 51,824,925 Shares of Class A Common Stock Underlying Warrants and 17,325,000 Private Placement Warrants of Ginkgo Bioworks Holdings, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated March 31, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-261318). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Ginkgo Bioworks Holdings, Inc.’s Class A common stock is traded on the New York Stock Exchange under the symbol “DNA”. On April 8, 2022, the closing price of our Class  A common stock was $3.53.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS ” BEGINNING ON PAGE 8 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 12, 2022

EXPLANATORY NOTE

Ginkgo Bioworks Holdings, Inc. (“Ginkgo,” the “Company,” “we,” “our,” or “us”) is filing this prospectus supplement to our prospectus and the Registration Statement on Form S-1 (Registration Statement No. 333-261318) of which our prospectus forms a part, in order to correct an administrative error to the executive compensation disclosure as filed. We hereby amend the information in the prospectus under the section titled “Executive and Director Compensation—2021 Summary Compensation Table” with the information provided below.

Summary Compensation Table

The following table sets forth information concerning the compensation of Ginkgo’s named executive officers for the years ended December 31, 2021 and December 31, 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		All Other Compensation ($)(3)	Total ($)
Jason Kelly	2021	$250,000	$—	$380,479,776	(4)	$12,500	$380,742,276
Chief Executive Officer	2020	$250,000	$414,841	$9,854,097		$14,250	$10,533,188
Reshma Shetty	2021	$250,000	$—	$380,479,776	(4)	$12,500	$380,742,276
President and Chief Operating Officer	2020	$250,000	$415,386	$9,854,097		$14,250	$10,533,733
Mark Dmytruk	2021	$425,000	$—	$39,629,178	(4)	$14,500	$40,068,678
Chief Financial Officer	2020	$63,750	$—	$—		$2,861	$66,611

(1)

Mr. Dmytruk participated in a salary exchange program during 2021 and elected to be paid $50,000 of his 2021 base salary in the form of restricted stock units and was granted 65,375 restricted stock units in April 2021 with a modification date fair value of $888,446. The modification date fair value is computed in accordance with ASC Topic 718 and reflects the fair value on November 17, 2021 (i.e., the modification date), rather than the historical grant date fair value, the current fair value, or the amounts paid to or realized by Mr. Dmytruk. See “Narrative to Summary Compensation Table—2021 Salaries” below for a description of this salary exchange program.

(2)

Amounts reflect the modification date fair value of restricted stock units and associated earnouts granted during 2021 and 2020. For Mr. Dmytruk, this includes $838,446, which represents the modification date fair value of the restricted stock units that were granted as part of the salary exchange program in excess of the $50,000 portion of his base salary that he elected to exchange.

(3)	Amounts represent matching contributions under Ginkgo’s 401(k) plan.
(4)

Amounts for Dr. Kelly ($158,652,934), Dr. Shetty ($158,652,934), and Mr. Dmytruk ($23,125,369) reflect the incremental fair value over the historical grant date fair value attributable to the modification of restricted stock units and associated earnouts on November 17, 2021, rather than the historical grant date fair value, the current fair value, or the amounts paid to or realized by the named individual. For Dr. Kelly and Dr. Shetty, the amounts differ from the amounts disclosed in the Company’s Form 10-K filed on March 29, 2022 ($142,097,631 for each) as a result of an administrative error, which had no impact on the Company’s financial statements. We provide information regarding the assumptions used to calculate the fair value of all restricted stock units and associated earnouts made to named executive officers in Note 18 to the consolidated financial statements included in our 2021 Annual Report on Form 10-K.

Except as described above, no other changes have been made to the prospectus or the registration statement to which it forms a part. Accordingly, this prospectus supplement consists only of the facing page and this explanatory note. The remainder of the prospectus is unchanged and has therefore been omitted.